UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 9, 2014

KID BRANDS, INC.

(Exact Name of Registrant as Specified in Charter)

New Jersey	1-8681	22-1815337
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

301 Route 17 North, 6th Floor, Rutherford, New Jersey		07070
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (201) 405-2400

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 — Other Events

Item 8.01 Other Events

As previously disclosed, on June 18, 2014, Kid Brands, Inc. (the “Company”) and certain of its U.S. subsidiaries (collectively with the Company, the “Debtors”) each filed a voluntary petition for relief (the “Bankruptcy Filing”) under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of New Jersey (the “Bankruptcy Case”). Also as previously disclosed, the Debtors intend to seek approval of the Bankruptcy Court of a sale of substantially all of their assets under section 363 of the Bankruptcy Code. In connection with this matter, the Board of Directors of the Company has authorized the Company’s management to implement a restructuring of the operations of the Company’s Kids Line and CoCaLo business (including their infant bedding and related nursery accessories and décor, nursery appliances, diaper bags, and bath/spa products business), which may better position the assets to be sold in the upcoming auction. Management authorized this restructuring as of July 9, 2014.

The restructuring is expected to be completed during the third quarter of 2014, by which time the sell-down of remaining inventory is expected to be complete. The Company currently intends to reject Kids Line’s corporate office lease as part of the Bankruptcy Case.

In connection with these actions, the Company currently estimates that it will incur total costs of approximately $0.5 million, consisting primarily of the write-off of certain prepaid expenses and the write-off of fixed assets. The Company anticipates that substantially all of these costs will be recognized as expenses in the third quarter of 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 14, 2014	KID BRANDS, INC.

	By:	/s/ Kerry Carr
Kerry Carr
Executive Vice President, Chief Operating Officer and Chief Financial Officer